UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 15, 2018

Easterly Government Properties, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-36834	47-2047728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 L Street NW, Suite 650, Washington, D.C.		20037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (202) 595-9500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On June 18, 2018, Easterly Government Properties, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Easterly Government Properties LP (the “Operating Partnership”), Citigroup Global Markets Inc. and Jefferies LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), Citigroup Global Markets Inc. and Jefferies LLC (in such capacity, collectively, the “Forward Sellers”), and Citigroup Global Markets Limited and Jefferies LLC (in such capacity, collectively, the “Forward Purchasers”), relating to the offer and sale of an aggregate of 20,700,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at a public offering price per share of $19.25 (the “Offering”), consisting of (i) 13,700,000 shares of Common Stock offered directly by the Company (including 2,700,000 shares issued pursuant to the Underwriters’ option to purchase additional shares, which option was exercised in full) and (ii) 7,000,000 shares of Common Stock offered by the Forward Sellers in connection with certain forward sales agreements described below. The Company will not initially receive any proceeds from the sale of shares of Common Stock by the Forward Sellers.

The Company intends to use a portion of the net proceeds it receives from the Offering to fund, in part, the previously announced pending acquisition of a 1,479,762-square foot portfolio of 14 properties, as described in more detail below, and to repay outstanding borrowings under the Company’s amended senior unsecured credit facility.  The Company intends to use the balance of such proceeds, if any, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing.

The closing of the Offering occurred on June 21, 2018. The foregoing is a summary description of certain terms of the Underwriting Agreement and is qualified in its entirety by the text of the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Forward Sales Agreements

In connection with the Offering, on June 19, 2018, the Company also entered into separate forward sales agreements (the “Forward Sales Agreements”) with each of the Forward Purchasers. In connection with the execution of the Forward Sales Agreements and at the Company’s request, the Forward Sellers are borrowing from third parties and selling to the Underwriters an aggregate of 7,000,0000 shares of Common Stock. The Company expects to physically settle the Forward Sales Agreements and receive proceeds, subject to certain adjustments, from the sale of those shares of Common Stock upon one or more such physical settlements within approximately six months from the closing of the Offering. Although the Company expects to settle the Forward Sales Agreements entirely by the physical delivery of shares of Common Stock for cash proceeds, the Company may also elect to cash or net-share settle all or a portion of its obligations under the Forward Sales Agreements, in which case, the Company may receive, or may owe, cash or shares of Common Stock from or to the Forward Purchasers. The Forward Sales Agreements provide for an initial forward price of $18.48 per share, subject to certain adjustments pursuant to the terms of each of the Forward Sales Agreements. The Forward Sales Agreements are subject to early termination or settlement under certain circumstances.

The foregoing is a summary description of certain terms of the Forward Sales Agreements and is qualified in its entirety by the text of the Forward Sales Agreements, attached as Exhibits 1.2 and 1.3 to this Current Report on Form 8-K and incorporated herein by reference.

Amended Credit Agreement and Term Loan Amendment

On June 18, 2018, the Company, the Operating Partnership and certain subsidiaries of the Operating Partnership entered into an amended and restated credit agreement (the “Amended Credit Agreement”) with Citibank, N.A., as administrative agent, PNC Bank, National Association and Wells Fargo Bank, N.A., as co-syndication agents, BMO Harris Bank, N.A., Raymond James Bank, N.A., Royal Bank of Canada and SunTrust Bank as co-documentation agents, and Citibank, N.A., PNC Capital Markets LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book running managers and the other financial institutions party thereto  (collectively, the “Lenders”), which amends and restates the existing credit agreement entered into on February 11, 2015 (the “Existing Credit Agreement”).

The Amended Credit Agreement increases the total borrowing capacity of the Company’s existing senior unsecured credit facility by $200.0 million for a total credit facility size of $600 million, consisting of two components: (i) a $450.0 million senior unsecured revolving credit facility (the “Revolver”) and (ii) a $150.0 million senior unsecured term loan facility (the “Term Loan”). The Revolver also includes an accordion feature that provides the Company with additional capacity, subject to the satisfaction of customary terms and conditions, of up to $250.0 million.

Borrowings under the Amended Credit Facility bear interest at floating rates equal to, at the Operating Partnership’s option, either (i) a Eurodollar rate equal to a periodic fixed rate equal to LIBOR plus, a margin ranging from 1.25% to 1.80% for advances under the Revolver and a margin ranging from 1.20% to 1.75% for advances under the Term Loan; or (ii) a fluctuating rate equal to the sum of (a) the highest of (x) Citibank, N.A.’s base rate, (y) the federal funds effective rate plus 0.50% and (z) the one-month

Eurodollar rate plus 1.00% plus (b) a margin ranging from 0.25% to 0.80% for advances under the Revolver and a margin ranging from 0.20% to 0.75% for advances under the Term Loan, in each case with a margin based on the Company’s leverage ratio.

The Amended Credit Agreement also contains certain customary covenants, including but not limited to financial covenants that require the Company to maintain maximum ratios of consolidated total indebtedness and consolidated secured indebtedness to total asset value, minimum consolidated tangible net worth and a minimum consolidated fixed charge coverage ratio.

The Operating Partnership’s obligations under the Amended Credit Agreement are fully and unconditionally guaranteed by the Company and certain of their subsidiaries. The Revolver matures in four years and the Term Loan matures in five years. In addition, the Revolver has two six-month as-of-right extension options subject to certain conditions and the payment of an extension fee.

As previously disclosed, the Company, the Operating Partnership and certain of the Company’s other subsidiaries are also party to a senior unsecured term loan agreement, dated as of September 29, 2016, with PNC Bank, National Association, as administrative agent, and certain lenders party thereto from time to time (as amended, the “Term Loan Agreement”). On June 18, 2018, the Term Loan Agreement was amended (the “Term Loan Amendment”) in order to make certain changes to conform to the provisions of the Amended Credit Agreement. The amount outstanding under the Term Loan Agreement remains unchanged.

Certain of the banks and financial institutions that are parties to the Amended Credit Agreement and/or the Term Loan Amendment and their respective affiliates have in the past provided, are currently providing, and in the future may continue to provide investment banking, commercial banking and other financial services to the Company and its affiliates in the ordinary course of business for which they have received and will receive customary compensation.

The foregoing description of the Amended Credit Agreement and Term Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement and Term Loan Amendment, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Portfolio Acquisition Purchase Agreement

On June 15, 2018, the Operating Partnership entered into a purchase and sale agreement (the “Purchase Agreement”) with Acquest Government Leases, LLC, Charleston Federal Courthouse, LLC, Charleston SSA OC, LLC, Clarksburg GSA, LLC, Dallas SSA, L.P., DEA Bakersfield, LLC, GSA Des Plaines LLC, GPT Portland, OR 1201 Lloyd, LLC, Loudoun Building, L.L.C., Parkersburg BPD OC, LLC, Pittsburgh FBI-GPT Business Trust Pittsburgh FBI, The Riverdale FDA LLC, Pittsburgh USCIS OC, LLC and VA Venture Baton Rouge, LLC (collectively, “Sellers”), to acquire a 1,479,762-square foot portfolio of 14 properties (the “Portfolio Acquisition”) for a purchase price of approximately $430.0 million. The portfolio is 94% leased to the U.S. Federal Government and 99% leased overall.  The Company expects to close the acquisition of these properties on a rolling basis between July and December of 2018, with an outside closing date for closing on all Portfolio Acquisition properties under the terms of the Purchase Agreement of December 21, 2018.

The completion of the Portfolio Acquisition is subject to customary closing conditions and is not subject to a financing or due diligence condition or the receipt of third-party consents. The Purchase Agreement contains representations, warranties and covenants that are customary of real estate purchase and sale agreements. Subject to limited exceptions, the Company must acquire all properties in the portfolio.

There can be no assurance that the closing conditions will be satisfied, or that defaults or other events will not delay or prevent the closing of one or more of the Portfolio Acquisition properties. Further, there can be no assurance that the closing of the Portfolio Acquisition will occur on the contemplated terms, or at all.

The foregoing summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms of the direct financial obligations are summarized under the subheading “Amended Credit Agreement and Term Loan Amendment” in Item 1.01 of this Current Report and are incorporated by reference in this Item 2.03.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
1.1

Underwriting Agreement, dated June 18, 2018, by and among Easterly Government Properties, Inc., Easterly Government Properties LP, Citigroup Global Markets Inc. and Jefferies LLC, as representatives of the several underwriters named therein, and Citigroup Global Markets Inc. and Jefferies LLC, each in its capacity as a forward seller, and Citigroup Global Markets Limited and Jefferies LLC, each in its capacity as a forward counterparty

1.2	Confirmation of Issuer Share Forward Sale Transaction, dated June 19, 2018, by and among Easterly Government Properties, Inc., Citigroup Global Markets Inc. and Citigroup Global Markets Limited

1.3	Confirmation of Issuer Share Forward Sale Transaction, dated June 19, 2018, by and between Easterly Government Properties, Inc. and Jefferies LLC

5.1	Opinion of Goodwin Procter LLP regarding the legality of shares offered

10.1

Amended and Restated Credit Agreement, dated as of June 18, 2018, by and among the Company, the Operating Partnership, the Guarantors named therein, with Citibank, N.A., as administrative agent, PNC Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication agents, BMO Harris Bank, N.A., Raymond James Bank, N.A., Royal Bank of Canada and SunTrust Bank as Co-Documentation agents, and Citibank, N.A., PNC Capital Markets LLC and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Running Managers and the other financial institutions party thereto

10.2

Second Amendment to Term Loan Agreement, dated as of June 18, 2018, by and among the Company, the Operating Partnership, the Guarantors named therein, PNC Bank, National Association, as Administrative Agent and U.S. Bank National Association and SunTrust Bank, as Lenders

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ William C. Trimble, III
Name:	William C. Trimble, III
Title:	Chief Executive Officer and President

Date: June 21, 2018